EXHIBIT 10.36

EVERSPIN TECHNOLOGIES, INC.

EXECUTIVE CHANGE IN CONTROL PLAN

ADOPTED: March 2020

Executive Group	Executive CIC Benefits in connection with a Change in Control

CEO and Vice President of Technology R&D	• 12 months base salary • Full performance-based bonus at target • 12 months COBRA benefits continuation • 12 month double trigger vesting acceleration

All other Vice Presidents	• 6 months base salary • Full performance-based bonus at target • 6 months COBRA benefits continuation • 6 month double trigger vesting acceleration

Definitions

“Board” shall mean the board of directors of the Company.

“Cause” shall mean your termination for any one or more of the following reasons:

•	your indictment or conviction of any felony or any crime involving dishonesty or moral turpitude under the laws of the United States or any state thereof;
•	your refusal to abide by or comply with any reasonable, lawful directives of the Chief Executive Officer or the Board;
•	your willful dishonesty, fraud, or material misconduct with respect to the business or affairs of the Company;
•	your intentional, material violation of any contract or agreement with the Company or of any statutory duty owed to the Company; or
•	conduct by which you demonstrate gross unfitness to serve.

“Change in Control” shall mean (a) any Exchange Act Person becomes the Owner of securities of the company representing more than 50% of the combined voting power of the then outstanding securities other than by virtue of a merger, consolidation or similar transaction, (b) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any corporate reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization, provided, however, that the outstanding voting securities representing more than 50% of the combined voting power of the surviving Entity or its parent are not owned by the IPO entities, (c) a sale or other disposition of all or substantially all of the assets of the Company, or (d) a complete dissolution or liquidation of the Company, except for a liquidation into a parent corporation. A Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company and the definition of Change in Control in an individual written agreement.

“Company” shall mean Everspin Technologies, Inc., or any acquirer or successor in interest thereof.

“Double Trigger” shall be achieved if your employment is terminated by the Company without Cause or by you for Good Reason at any time during the period commencing three months prior to a Change in Control and ending 12 months—or in the case of the CEO, 18 months—following the Change in Control.

“Equity Awards” shall mean any equity awards, including but not limited to options, restricted stock and restricted stock units.

“Vesting Acceleration” shall mean the vesting of the Shares subject to any Equity Awards held by you on the date of your termination shall be accelerated such that the then unvested Equity Awards shall vest and become exercisable as to the number of shares subject to such equity award that would have vested if (i) in the case of the CEO and VP of Technology R&D, such executive had completed an additional 12 months of employment following the termination date or (ii) in the case of all other Participants, such Participant had completed an additional 6 months of employment following the termination date.

“Good Reason” shall mean if one of the following events occurs without your written consent: (i) a material reduction in the amount of aggregate cash compensation which you have the opportunity to earn, or failure by the company to pay such compensation; (ii) you are required by the Company to relocate your Primary Work Location (as set forth on EXHIBIT A) by more than 50 miles; (iii) a material adverse reduction in your duties, authority or responsibilities, but excluding any change to your reporting responsibilities or any change in title that does not represent a material adverse reduction in your duties, authority or responsibilities as existed immediately prior to such change in title and (iv) a material breach by the Company under this agreement or any written agreement between the executive and the company.

For purposes of clause (iii) above, if the Company is operated as a separate subsidiary or business unit following a Change in Control, such officers will be deemed to have suffered a material reduction in duties, authority or responsibilities if such duties, authority or responsibilities—excluding reporting responsibilities—with respect to such subsidiary or separate business unit are materially changed following such Change in Control. For example, if you were the CFO of the Company, and then the CFO of a subsidiary after the Change in Control such that the only change to your responsibilities were that you no longer had reporting responsibilities, that would not fit within the definition of Good Reason.

In order to effect a Resignation for Good Reason, you must notify the Board within 30 days after the first occurrence of the event described above, the Company must fail to cure such event within 30 days after receiving written notice, and your resignation date must be no later than 60 days after the expiration of the Company’s cure period.

“Participant” means each individual who (i) is employed by the Company as a Vice President or above and (ii) has received and returned a signed Participation Notice attached hereto as EXHIBIT A.

“Separation from Service” shall mean any termination of employment is terminated by the Company without Cause or resignation for Good Reason, whether or not a Change in Control has occurred, and such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)).

“Severance Benefits” shall mean the acceleration of vesting, continuation of benefits, bonus payments and base salary payments described above and below.

General

As a condition of your receipt of any Severance Benefits or Vesting Acceleration as set forth in this Agreement, you will be required to execute and allow to become effective a general release of claims in favor of the Company, with such changes as may be required due to intervening changes in applicable law (a “General Release”) within 45 days following your employment termination. Unless the Release is timely signed by you, is delivered to the Company, and becomes effective within the required period (the date on which the Release becomes effective, the “Release Date”), you will not be entitled to any Severance Benefits pursuant to this Agreement, and any Vesting Acceleration as provided in this Agreement shall not apply and each Equity Awards may be exercised following the date of your termination only to the extent provided under its original terms.

The Salary Continuation will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the 6- or 12-month period, as applicable, outlined above following the date of your Separation from Service; provided, however, that no payments will be made prior to the first payroll date following the effective date of the General Release (the “Initial Payment Date”). On the Initial Payment Date, the Company will pay you in a lump sum the Salary Continuation that you would have received on or prior to such date under the original schedule but for the delay while waiting for Initial Payment Date in compliance with Section 409A and the effectiveness of the General Release, with the balance of the Salary Continuation being paid as originally scheduled. Notwithstanding the foregoing, the Company may pay the Salary Continuation in the form of a lump sum, which amount will be paid on the Initial Payment Date, but such lump sum payment shall be made only if the Company, in consultation with its advisors, determines that such payment will not result in adverse taxation under Section 409A (as defined below). The Pro Rata Bonus will be paid to you in a lump sum on the date on which the Salary Continuation commences.

Section 409A

Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”) then to the extent delayed commencement of any portion of the severance benefits to which you are entitled under this Agreement is required in order to avoid adverse taxation under Section 409A, such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (ii) the date of your death. Upon the first business day after such earlier date, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due under this Agreement shall be paid as otherwise provided herein. For purposes Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any other provision of this Agreement, with respect to payments to be made upon execution of an effective release, if the release revocation period spans two calendar years, payments will be made in the second of the two calendar years to the extent necessary to avoid adverse taxation under Section 409A.

Section 280G

Notwithstanding anything in the foregoing to the contrary, if any of the payments to you (prior to any reduction described in this paragraph) provided for in this Agreement, together with any other payments which you have the right to receive from the Company, any acquiror, their affiliates or otherwise (the “Payments”) would constitute a

“parachute payment” (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) and if the Safe Harbor Amount, as defined below, is greater than the Taxed Amount, as defined below, then the total amount of such Payments shall be reduced to the Safe Harbor Amount. The “Safe Harbor Amount” is the largest portion of the Payments that would result in no portion of the Payments being subject to the excise tax set forth at Section 4999 of the Code (“Excise Tax”). The “Taxed Amount” is the total amount of the Payments (prior to any reduction as described in this paragraph) notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. Solely for the purpose of comparing which of the Safe Harbor Amount and the Taxed Amount is greater, the determination of each such amount, shall be made on an after-tax basis, taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax. If a reduction of the Payments to the Safe Harbor Amount is necessary, then the reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; and reduction of employee benefits. In the event that acceleration of vesting of a stock award is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock awards.  In applying the foregoing principle with respect to reductions, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and the regulations promulgated thereunder, and if more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.  The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, or the Company otherwise determines such accounting firm should not be engaged for purposes of making the determinations required hereunder, the Company may appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within 15 calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as requested by the Company or you upon written notice that a payment related to a Change in Control of the Company has been or is to be made.

For the avoidance of doubt, in connection with a Change in Control, if there is a conflict in terms between this Executive Change in Control Plan and your existing employment agreement, then the terms of this Executive Change in Control Plan shall govern.

EXHIBIT A

PARTICIPATION NOTICE

EVERSPIN TECHNOLOGIES, INC.

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN

To:

Date:

Everspin Technologies, Inc. (the “Company”) has adopted the Everspin Technologies, Inc. Executive Severance and Change in Control Plan (the “Plan”). The Company is providing you this Participation Notice to inform you that you have been designated as a Participant in the Plan, and you shall be entitled to the benefits set forth in the Plan in connection with your termination without Cause upon a Change in Control or your resignation with Good Reason upon a Change in Control. A copy of the Plan document is attached to this Participation Notice. The terms and conditions of your participation in the Plan are as set forth in the Plan and this Participation Notice, which together constitute the Summary Plan Description for the Plan.

By accepting participation, you represent that you have either consulted your personal tax or financial planning advisor about the tax consequences of your participation in the Plan, or you have knowingly declined to do so.

Please return a signed copy of this Participation Notice to the Company’s [         TITLE           ] and retain a copy of this Participation Notice, along with the Plan document, for your records.

EVERSPIN TECHNOLOGIES, INC.:
(Signature)

By:	[ NAME ]
[ TITLE ]
PARTICIPANT:

(Signature)
By:
Primary Work Location: